Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Terence R. Montgomery
610-480-8000
terry.montgomery@infrasourceinc.com

Laura Martin
212-889-4350
laura.martin@taylor-rafferty.com

INFRASOURCE SERVICES, INC. REPORTS FIRST QUARTER 2005 RESULTS

MEDIA, PA – May 6, 2005 – InfraSource Services, Inc. (NYSE:IFS), one of the largest specialty contractors servicing utility transmission and distribution infrastructure in the United States, today announced its financial results for the first quarter ended March 31, 2005.

First Quarter Results

Revenues for the first quarter 2005 increased $36.0 million, or 25% to $182.9 million, compared to $146.9 million for the same quarter in 2004. This increase was due to growth in revenues from each of our electric, natural gas, and telecommunication end markets, including organic growth and the acquisitions of EnStructure and Utili-Trax. This growth was achieved despite a decline in aerial electric transmission work primarily due to the substantial progress recognized in the first quarter 2004 on the Path 15 project that was substantially completed last year.

Net income for the first quarter 2005 was $2.7 million, or $0.07 per diluted share, versus $1.1 million, or $0.04 per diluted share, for the first quarter last year. Net income for the first quarter 2005 included, on an after-tax basis, $2.3 million of income relating to the reversal of a judgment entered against the Company in connection with a proposed 1999 acquisition, $1.0 million of amortization of intangible assets arising from acquisitions, and other lesser items. Net income for the first quarter 2004 included, on an after-tax basis, $2.7 million of amortization of intangible assets, $1.0 million of IPO related expenses and a lesser item. Excluding the aforementioned items, income as adjusted (non-GAAP) was $1.6 million for the first quarter 2005 versus $4.7 million for the same quarter in 2004.

EBITDA from continuing operations (non-GAAP) for the first quarter 2005 decreased $0.7 million to $14.5 million, compared to $15.2 million for the first quarter 2004. EBITDA from continuing operations for the first quarter 2005 included $3.8 million of income relating to the

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reversal of a judgment entered against the Company in connection with a proposed 1999 acquisition and a lesser item. EBITDA from continuing operations for the first quarter 2004 included $1.7 million of IPO related expenses. Excluding the aforementioned items, EBITDA from continuing operations as adjusted (non-GAAP) was $10.8 million for the first quarter 2005 versus $16.9 million for the first quarter a year ago primarily due to the progress recognized on the Path 15 project in the prior period and, to a lesser extent, higher fuel costs offset by growth in the balance of our business.

A reconciliation of net income to income as adjusted, EBITDA from continuing operations, as well as to EBITDA from continuing operations as adjusted, is included in the attached table, including all reconciling items.

Backlog

At the end of the first quarter 2005, total backlog was $925 million, a 17% increase compared to the end of the first quarter 2004 and 1% less than at the end of the fourth quarter 2004. Approximately $400 to $425 million of this backlog is expected to be performed during the balance of 2005.

“We are pleased with our first quarter results, and our substantial backlog gives us support for future performance. The level of activity of our end markets indicates favorable prospects for continued long-term growth. In the near-term, however, the level and quarterly profile of our earnings will continue to be dependant on the timing and scope of large electric transmission projects and the overall mix of electric transmission versus distribution-related service work. We are currently continuing to track the development of a number of large electric transmission project opportunities, but none of them has yet reached the stage for award.” said David Helwig, Chief Executive Officer.

Conference Call

InfraSource has scheduled a conference call for May 6, 2005 at 9:00AM EDT to discuss the results for the quarter. This conference call will be webcast live on the InfraSource website at www.infrasourceinc.com by clicking on the investors, webcasts & presentations links. A webcast replay will be available immediately following the call at the same location on the website through June 30, 2005. For those investors who prefer to participate in the conference call by phone, please dial (718) 354-1172. An audio replay of the conference call will be available shortly after the call through May 13, 2005 by calling (718) 354-1112 and using passcode 3254600. For more information, please contact Laura Martin at Taylor Rafferty at (212) 889-4350.

About InfraSource

InfraSource Services, Inc. (NYSE: IFS) is one of the largest specialty contractors servicing utility transmission and distribution infrastructure in the United States. InfraSource designs, builds, and maintains transmission and distribution networks for utilities, power producers, and industrial customers. Further information can be found at www.infrasourceinc.com.

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Safe Harbor Statement

Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “will,” “should,” “may,” and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) technological, structural and cyclical changes that could reduce the demand for the services we provide; (2) loss of key customers; (3) the uncertainty of the outcome of federal energy legislation; (4) the nature of our contracts, particularly our fixed-price contracts; (5) work hindrance due to inclement weather events; (6) the award of new contracts and the timing of the performance of those contracts; (7) project delays or cancellations; (8) the failure to meet schedule or performance requirements of our contracts; (9) the presence of competitors with greater financial resources and the impact of competitive products, services and pricing; (10) successful integration of the acquisitions into our business; (11) close out of certain of our projects may or may not occur as anticipated or may be unfavorable to us; and (12) other factors detailed from time to time in our reports and filings with the Securities and Exchange Commission. Except as required by law, we do not intend to update forward-looking statements even though our situation may change in the future.

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INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended	Three Months Ended
	March 31, 2004	March 31, 2005
Contract revenues	$146,888	$182,917
Cost of revenues	121,883	161,273

Gross profit	25,005	21,644

Selling, general and administrative expenses	15,534	17,638
Merger related costs	—	76
Provision (recoveries) of uncollectible accounts	(7)	80
Amortization of intangible assets	4,547	1,612

Income from operations	4,931	2,238
Interest income	54	194
Interest expense and amortization of debt discount	(3,352)	(1,456)
Other income (expense), net	152	3,829

Income before income taxes	1,785	4,805
Income tax expense	732	1,922

Income from continuing operations	1,053	2,883
Discontinued operations:
Income (loss) from discontinued operations (net of income tax provision (benefit) of $12 and $(95), respectively)	19	(141)

Net income	$1,072	$2,742

Basic income per share:
Income from continuing operations	$0.04	$0.07
Income (loss) from discontinued operations	—	—

Net income	$0.04	$0.07

Weighted average basic common shares outstanding	28,057	38,981

Diluted income per share:
Income from continuing operations	$0.04	$0.07
Loss (loss) from discontinued operations	—	—

Net income	$0.04	$0.07

Weighted average diluted common shares outstanding	29,142	39,794

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,	March 31,
	2004	2005
ASSETS Current assets:
Cash and cash equivalents	$21,781	$8,812
Restricted cash	5,000	—
Contract receivables (less allowances for doubtful accounts of $3,305 and $3,303, respectively)	109,099	103,435
Costs and estimated earnings in excess of billings	59,517	83,410
Inventories	13,567	13,123
Deferred income taxes	2,970	1,672
Other current assets	9,037	10,102
Current assets — discontinued operations	2,019	2,081

Total current assets	222,990	222,635

Property and equipment (less accumulated depreciation of $30,754 and $36,560, respectively)	144,670	146,979
Goodwill	134,478	134,484
Intangible assets (less accumulated amortization of $14,950 and $15,661, respectively)	6,795	5,183
Deferred charges and other assets, net	11,766	12,767
Deferred income taxes	1,265	877
Noncurrent assets — discontinued operations	516	635

Total assets	$522,480	$523,560

Current liabilities:
Current portion of long-term debt and capital lease obligations	$900	$889
Revolving credit facility borrowings	—	6,000
Other liabilities — related parties	3,904	13,103
Accounts payable	35,292	31,952
Accrued compensation and benefits	17,525	15,039
Other current and accrued liabilities	19,549	17,998
Accrued insurance reserves	26,042	26,419
Billings in excess of costs and estimated earnings	10,728	9,287
Deferred revenues	8,710	8,091
Current liabilities — discontinued operations	1,304	1,626

Total current liabilities	123,954	130,404

Long-term debt, net of current portion	83,878	83,657
Long-term debt — related party	1,000	1,000
Deferred revenues	16,935	16,671
Other long-term liabilities — related parties	8,493	—
Other long-term liabilities	4,226	4,392
Non-current liabilities — discontinued operations	11	11

Total liabilities	238,497	236,135

Commitments and contingencies Shareholders’ equity:
Preferred stock, $.001 par value (authorized — 12,000,000 shares; 0 shares issued and outstanding)	—	—
Common stock $.001 par value (authorized — 120,000,000 shares; issued and outstanding — 38,942,728 and 39,001,456, respectively)	39	39
Additional paid-in capital	272,954	273,396
Deferred compensation	(329)	(302)
Retained earnings	10,911	13,653
Accumulated other comprehensive income	408	639

Total shareholders’ equity	283,983	287,425

Total liabilities and shareholders’ equity	$522,480	$523,560

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures
(Unaudited)
(In thousands)

We believe investors’ understanding of our operating performance is enhanced by disclosing income as adjusted, EBITDA from continuing operations, and EBITDA from continuing operations as adjusted. We present these non-GAAP financial measures primarily as supplemental performance measures because we believe they facilitate operating performance comparisons from period to period and company to company as they exclude items that we believe are not representative of our core operations. In addition, we believe that these measures are used by financial analysts as measures of financial performance of us and other companies in our industry. These non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

We define income as adjusted as GAAP net income, adjusted to exclude certain significant items. For the periods shown in this press release, the significant items include discontinued operations, expenses associated with the September 2003 acquisition of InfraSource Incorporated, income relating to the reversal of a litigation judgment entered against the Company in connection with a proposed 1999 acquisition, amortization of intangibles arising from acquisitions, and expenses relating to our initial public offering. We define EBITDA from continuing operations as net income before discontinued operations, income tax expense, interest expense, interest income, depreciation and amortization for the periods shown. We define EBITDA from continuing operations as adjusted as EBITDA from continuing operations, adjusted for certain significant items. For the periods shown in this press release, the significant items include expenses associated with the acquisition of InfraSource Incorporated, income relating to the reversal of a litigation judgment entered against the Company in connection with a proposed 1999 acquisition, and expenses relating to our initial public offering.

Because these measures facilitate internal comparison of our historical financial position and operating performance on a more consistent basis, we also use these measures for business planning and analysis purposes, in measuring our performance relative to that of our competitors and/or in evaluating acquisition opportunities.

	Three Months Ended	Three Months Ended
	March 31, 2004	March 31, 2005
Net income (GAAP)	$1,072	$2,742
Loss (income) on discontinued operations	(19)	141
Merger related expenses	—	46
Litigation judgment reversal	—	(2,271)
Amortization of intangible assets relating to purchase accounting	2,682	967
IPO related expenses	982	—

Income as adjusted (a non-GAAP financial measure)	$4,717	$1,625

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(Unaudited)
(In thousands)

	Three Months Ended	Three Months Ended
	March 31, 2004	March 31, 2005
Net income (GAAP)	$1,072	$2,742
Loss (income) on discontinued operations (net of tax)	(19)	141
Income tax expense	732	1,922
Interest expense	3,352	1,456
Interest income	(54)	(194)
Depreciation	5,563	6,826
Amortization of intangible assets relating to purchase accounting	4,547	1,612

EBITDA from continuing operations (a non-GAAP financial measure)	15,193	14,505

Merger related expenses	—	76
Litigation judgment reversal	—	(3,785)
IPO related expenses	1,665	—

EBITDA from continuing operations as adjusted (a non-GAAP financial measure)	$16,858	$10,796